Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Jim Gross
803-462-8160
jgross@netbank.com

Matthew Shepherd
404-759-0012
mshepherd@netbank.com

NetBank, Inc. Reports Third Quarter Results

Reorganization Charges Drive Loss of $1.58 per Share

ATLANTA (November 8, 2006) — NetBank, Inc. (NASDAQ: NTBK), parent company of NetBank® (www.netbank.com) and a leading mortgage lender, today reported financial results for the quarter ended September 30, 2006. The company recorded an after-tax loss of $73.3 million or $1.58 per share for the period, compared with an after-tax loss of $1.4 million or $.03 per share during the same quarter a year ago. On a year-to-date basis, the company recorded an after-tax loss of $116 million or $2.50 per share, versus a net loss of $1.1 million or $.02 per share during the first nine months of 2005.

Book value declined by $1.22 per share from $7.48 on June 30, 2006 to $6.26 on September 30, 2006. However, the impact on the company’s tangible book value was substantially less. Tangible book value declined $.70 per share from $5.80 on June 30, 2006 to $5.10 on September 30, 2006. On an after-tax basis, the reported loss included a $19.5 million expense of non-deductible goodwill and a $2.4 million expense of deductible goodwill, both of which did not negatively impact tangible book value. In addition, the company sold certain on-balance sheet investments allocated as economic hedges of its mortgage servicing rights (“MSRs”) during the quarter. The unrealized loss on these securities was already deducted from tangible book value on June 30 through other comprehensive loss included in the equity section of the balance sheet. Thus, the realized loss on those securities did not impact tangible book value. (Details related to amounts excluded from tangible book value are provided in the attached Reconciliation of Non-GAAP Financial Measures.)

The company’s after-tax loss increased by $42.0 million on a quarter-over-quarter basis. Key trends worth noting include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  Decreased Earning Assets. The bank’s average earning assets were down $348 million to $4.0 billion. The primary drivers of the decrease were the sale of $336 million of investment securities and $27.4 million of home equity loans during the quarter.

•                  Lower Net Interest Margin. The banking segment’s net interest margin fell by 0.14% to 1.46% due to continuation of the flat yield curve, lower average asset balances and higher deposit costs.

•                  Flat Mortgage Production and Sales. Mortgage production in all channels remained soft due to lower origination volumes across the industry. Production totaled $2.4 billion, a decrease of $143 million or 5.5%. Sales were down as a result. Sales across all channels totaled $2.4 billion, a decrease of $66.8 million or 2.7%.

•                  Lower Mortgage Repurchase Expense. Although mortgage repurchase demands improved from last quarter, they remained at an elevated level. As a result, provision expense totaled $12.2 million this quarter, a decrease of $8.1 million from last quarter.

The board of directors determined earlier this year that the company needed to make significant changes to its operating plan to return to profitability and protect capital. As part of that effort, the board of directors voluntarily entered into a supervisory agreement with the bank’s regulators at the Office of Thrift Supervision (“OTS”) after the close of the third quarter. Under the agreement, the board will work with management to develop and execute a written, multi-year plan based upon the change in strategy. The board and management are in the process of finalizing this plan, which centers largely on the tactical initiatives management already has underway to refocus the business on its banking and conforming mortgage competencies. Additional details on this agreement can be found later in this release under the heading “Regulatory Matters.”

Unusual Charges

Current quarter results include the following unusual charges.

•                  Mortgage Servicing Rights Sale. As reported earlier, the company sold most of its MSRs associated with conventional, agency-eligible loans in two, separate transactions during the quarter that resulted in an after-tax loss of $19.3 million. The company also elected to liquidate $336 million of investment securities that it held as an economic on-balance sheet hedge resulting in an after-tax loss of $8.7 million on the sale of those securities. The charges related to these transactions equated to an after-tax loss of $28.1 million or $.61 per share.

•                  Impairment of Goodwill. Management expensed goodwill on two of the company’s business units during the quarter. The company recorded $19.5 million, or $.42 per share, in after-tax goodwill impairment associated with its non-conforming mortgage business. It also recorded after-tax impairment of $2.4 million, or $.05 per share, on a portion of the goodwill related to its ATM and merchant processing business.

Management Commentary

“This quarter’s results reflect a company in transition,” said Steven F. Herbert, chief executive officer. “It was very noisy with a number of unusual charges related to the steps we are taking to narrow our lines of business and refocus on our core banking and conforming mortgage operations. Our immediate focus is on stabilizing the company’s operating profile, preserving capital and returning to profitability as quickly as possible. With that in mind, we moved quickly to execute on needed changes.

“During the quarter, we completed the sale of the majority of our MSR portfolio. Earlier this week, we announced transactions that are facilitating the exit of our non-conforming mortgage and RV, boat and aircraft financing operations. We have also made the decision to move forward with several other initiatives that are essential to our action plan. They include: implementing a plan to shut down FTI and the QuickPost service; completing a sale of our NetInsurance operation; consolidating our indirect, conforming mortgage loan operations into a central location; and downsizing our management team to reflect the more streamlined organization we are becoming.

“We currently estimate that these actions will be completed before year-end, and that one-time fourth quarter charges for all of them will total about $14 million to $15 million after tax. While we had hoped for more favorable outcomes, our plan fully contemplated the potential for the types of one-time, adverse impacts to tangible book value that we have seen.

“We are also considering options for our auto lending and ATM and merchant processing businesses. We estimate that a worst-case, one-time charge related to the options we are considering for the auto business would be about $1 million after tax. Given that most of the value of the ATM business is reflected as intangibles, tangible book value would be positively impacted if we were to move forward with any of the options being considered.

“So all-in it was a challenging quarter,” Herbert concluded. “But it’s exciting to be on the path forward again. I believe we have been able to implement our plan quickly and successfully. We remain on track to complete most of the changes before year end. Effectively all of it should be done by the end of the first quarter. And while we may not see the full benefits of our plan for a couple more quarters, I expect to see a significant improving trend in our operating profile going forward.”

Retail Banking Segment Performance

Table 1 below details results in the company’s Retail Banking segment. The segment reported a pre-tax loss of $1.7 million, compared to income of $788,000 from last quarter. Excluding QuickPost expenses, the decline is a result of the return to more normal provision expense levels from last quarter, as well as continued pressure on net interest income due to the flat yield curve and a smaller average asset base. This quarter we recorded a $2.4 million provision for credit losses compared to $972,000 in the previous quarter. The previous quarter’s lower provision expense level was a result of a $1.9 million reduction in provision expense related to the sale of home equity loans held by the bank.

QuickPost expenses leveled off during the quarter at $3.3 million. While the company believes QuickPost is a useful service, NetBank can’t afford losses at the current level. Management has decided to shut down this product as part of its effort to return to profitability. Excluding QuickPost, the segment’s overall expense ratio remained relatively flat at 164 bps.

 Table 1

RETAIL BANKING

($ in 000s, Unaudited)

	2006	2006
	3rd Quarter	2nd Quarter	Change
Net interest income	$16,878	$18,306	$(1,428)
Provision for credit losses	2,410	972	1,438
Net interest income after provision	14,468	17,334	(2,866)
(Loss) gain on sales of loans	(33)	308	(341)
Fees, charges and other income	3,477	3,650	(173)
Total retail banking revenues	17,912	21,292	(3,380)
Total retail banking expenses	16,334	17,310	(976)
Pre-tax retail banking operations	1,578	3,982	(2,404)
Net QuickPost, PowerPost & NetServ Results	(3,301)	(3,194)	(107)
Pre-tax net (loss) income	$(1,723)	$788	$(2,511)

Average earning assets	$3,975,800	$4,324,185	$(348,385)

Operations to average earning assets excluding QuickPost
Net interest income after provision	1.46%	1.60%	(0.14%)
Gain on sale, fees, charges and other income	0.35%	0.37%	(0.02%)
Total retail banking revenues	1.81%	1.97%	(0.16%)
Total retail banking expenses	1.64%	1.60%	0.04%
Pre-tax retail banking operations	0.17%	0.37%	(0.20%)

Additional performance drivers behind Retail Banking segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  The company’s business finance operation remains a consistently profitable contributor. Pre-tax earnings for the quarter were flat at $3.2 million. Its production was off by $19.3 million or 33% to $39.2 million as competition from other lenders increased.

•                  Our auto lending business recorded pre-tax earnings of $410,000, a 79% increase over the previous quarter due to prudent expense management.

Financial Intermediary Segment Performance

Table 2 below details results in the company’s Financial Intermediary segment. The segment reported a pre-tax loss of $39.5 million this quarter compared with a loss of $22.9 million last quarter. The challenging mortgage market continues to weigh on the segment’s performance, as did some of the unusual charges outlined earlier in this release.

As discussed above, management chose to expense goodwill on the company’s non-conforming mortgage business. We had been exploring our options with respect to exiting the business and concluded that the existing level of goodwill no longer accurately reflected the value of the operation’s brand and other market intangibles. Subsequently, the company decided to shut down its non-conforming mortgage operation during the fourth quarter.

We saw a decrease in the demand for mortgage repurchases from last quarter, but they remained at an elevated level during the current quarter. Management continues to believe the issue is both market-driven and systemic, and is focused on taking the necessary steps to address it. We have been evaluating ways to improve internal processes and are currently in the process of centralizing our indirect, conforming mortgage operating centers. The company’s regional operating centers in Jacksonville, Portland and St. Louis are being consolidated into the Columbia, S.C. facility. Management believes that by centralizing our operations, we can improve communication and better ensure improved loan quality.

  Table 2

FINANCIAL INTERMEDIARY

($ in 000s, Unaudited)

	2006	2006
	3rd Quarter	2nd Quarter	Change
Net interest income	$3,948	$4,781	$(833)
Gain on sales of loans	4,396	10,586	(6,190)
Loss on sale of MSRs	(96)	(152)	56
Other income	272	895	(623)
Net Beacon credit services results	(103)	(6,332)	6,229
Net MG Reinsurance results	898	597	301
Total revenues	9,315	10,375	(1,060)
Salary and employee benefits	14,061	18,022	(3,961)
Occupancy and depreciation expense	6,464	6,108	356
Other expenses	8,824	9,145	(321)

Goodwill impairment	19,505	—	19,505
Total expenses	48,854	33,275	15,579
Pre-tax loss	$(39,539)	$(22,900)	$(16,639)

Production	$2,439,654	$2,582,727	$(143,073)
Sales (includes intercompany sales)	$2,427,891	$2,494,743	$(66,852)

Total revenues to sales	0.38%	0.42%	(0.04)%
Total expenses to production	2.00%	1.29%	0.71%
Pre-tax margin	(1.62%)	(0.87%)	(0.75%)

Additional performance drivers behind Financial Intermediary segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  Conforming production totaled $2.0 billion, a decrease of $76.9 million or 3.7% due to seasonal factors. Conforming sales remained flat at $2.0 billion. The channel’s revenue margin fell to 43 bps, a decline of 50 bps, as a result of decreased gain on sale margins.

•                  Non-conforming production fell by 13.8% to $413 million as management continued to narrow the focus of the operation and reduced capacity accordingly. Non-conforming sales fell in turn to $435 million, a decrease of 19.1%.

Transaction Processing Segment Performance

Table 3 below details results in the company’s Transaction Processing segment. The segment recorded a pre-tax loss of $2.4 million, compared to income of $631,000 the previous quarter. The loss is a result of a $2.4 million after-tax impairment to a portion of goodwill that management elected to take during the quarter. As the number of ATMs in our network, along with our total number of merchant processing contracts, has decreased, management felt the existing level of goodwill no longer accurately reflected the value of the operation’s brand and other market intangibles.

 Table 3

TRANSACTION PROCESSING

($ in 000s, Unaudited)

	2006	2006
	3rd Quarter	2nd Quarter	Change
Total revenue	$5,517	$5,173	$344
Total expenses	7,894	4,542	3,352
Pre-tax (loss) income	$(2,377)	$631	$(3,008)

Additional performance drivers behind Transaction Processing segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  The number of ATMs in our network dropped by 3.7% to 8,427 machines. The ATMs that dropped from the network were inactive locations. The total number of ATM transactions processed during the quarter rose again, this time by 2.5% to 7.8 million.

•                  The total number of merchant processing terminals in deployment declined by 10.3% to 1,956. The decline represents inactive terminals that we no longer report in our POS portfolio.

Servicing Asset Segment Performance

Table 4 below details results in the company’s Servicing Asset segment. The segment reported a pre-tax loss of $51.3 million compared with a pre-tax loss of $16.7 million last quarter. The loss was primarily centered in the company’s sale of the majority of its mortgage servicing rights as reported earlier in this release. As a result of the sale, the company eliminated significant earnings volatility going forward, and will no longer have the same exposure to impairment and hedge-related losses.

 Table 4

SERVICING ASSET

($ in 000s, Unaudited)

	2006	2006
	3rd Quarter	2nd Quarter	Change
Net interest income	$395	$887	$(492)
Servicing fees	7,095	9,700	(2,605)
Loss on sale of MSRs	(29,702)	—	(29,702)
Other income	102	35	67
Total revenue	(22,110)	10,622	(32,732)
Amortization of MSRs	6,981	9,890	(2,909)
Subservicing fees paid	2,345	2,409	(64)
Other expenses	543	716	(173)
Total expenses	9,869	13,015	(3,146)
Pre-tax servicing margin	(31,979)	(2,393)	(29,586)
(Loss) on hedges	(4,357)	(4,764)	407
Impairment	(1,474)	(9,517)	8,043
Loss on sale of securities	(13,461)	—	(13,461)
Net hedge results	(19,292)	(14,281)	(5,011)
Pre-tax loss	$(51,271)	$(16,674)	$(34,597)

Additional performance drivers behind Servicing Asset segment performance include the following. All comparisons are on a sequential quarter basis unless noted otherwise.

•                  The average unpaid balance of the MSRs in our portfolio declined by 20.3% to $10.2 billion as a result of the MSR sale. Since the sale closed on the final day of the quarter, the full effect won’t be seen until the fourth quarter.

Regulatory Matters

The board determined earlier in the year that the company needed to alter its business strategy given the losses it was sustaining and directed management to outline the steps necessary to return to profitability and preserve capital. The board ultimately approved these steps once presented and appointed a new CEO to see the initiatives through. The company’s new chairman along with the new CEO outlined the initiatives to the OTS in detail upon their appointment in early October. The OTS responded favorably to this effort, and, as part of that discussion, indicated that it would require a more formal framework to further document the company’s objectives during this transitional period.

The company’s board of directors subsequently entered into a supervisory agreement to proactively address the bank’s recent financial performance and the impact that losses have had on the bank’s capital position over the past several quarters. The agreement sets forth specific strategies and actions the board will take to improve the bank’s performance and to ensure proper practices in critical areas of operation and compliance. The board believes execution of such an agreement is prudent at this stage in the company’s development as a sign of its commitment to effective oversight.

Under the agreement, the board has charged management with preparing and executing a written, multi-year business plan designed to 1) remedy the bank’s underperforming lines of business; 2) to increase the percentage of core deposits versus brokered funds; and 3) to reduce the level of loan repurchases in the company’s indirect mortgage operations. The initiatives management already has underway to exit all businesses that are not essential to the company’s banking and conforming mortgage operations form the backbone of the plan. Management is also focused on lowering operational costs and reducing overhead so it can improve the competitiveness of the bank’s deposit rates in the marketplace and resume meaningful deposit growth. The company has already begun to orchestrate changes in executive management and is in the process of making additional staffing adjustments to streamline operations and cut costs.

The board will monitor and report to the OTS on the bank’s adherence to the business plan. The board also agreed to seek prior approval and to modify the bank’s business plan before engaging in any new activity or operation not contemplated in the approved version of the plan.

The agreement went into effect on November 6 and will remain in force until the board and the OTS are satisfied with the bank’s progress in resolving the underlying performance issues.

Fourth Quarter Earnings Outlook

The fourth quarter will be another transitional quarter as we make the remaining necessary changes. The current analyst estimates for the company’s fourth quarter results range from a loss of $.07 per share to a loss of $.28 per share. Given our current outlook, we are presently biased toward the lower end of the range. There are some risks to the downside, but we fully expect to see marked improvement over third quarter results. We will provide meaningful guidance as we move the through the quarter.

Supplemental Financial Data

The company posts additional financial information directly to its Web site. We publish a report that breaks out quarterly results by line of business within each segment. The data is presented in a five-quarter format where current quarter results are shown alongside results from the most recent four quarters. This report is designed to give interested parties a more granular look at the company’s results and to make it easier for them to monitor performance trends.

You can access this material at www.netbankinc.com. Go to the “Investor Relations” area and click on the “Financial Data” link. Within this same area, we post a monthly report that shows key operating statistics for the company’s major lines of business. Management also uses this report to update the company’s quarterly earnings guidance as needed. The company publishes this report around the 20th of each month and files it simultaneously with the Securities Exchange Commission under Form 8-K.

Conference Call Information

Management has scheduled a conference call to discuss today’s reported results with investors, financial analysts and other interested parties. The call will be held today at 10 a.m. EST. Interested parties may dial in or listen via an audiocast on the company’s Web site.

Call Title:	NetBank, Inc. Earnings Announcement
Call Leader:	Steven F. Herbert
Pass Code:	NetBank
Domestic:	888-889-1959
International:	+1-773-756-0814
One-Week Replay:	800-294-7483 or +1-203-369-3234

About NetBank, Inc.

NetBank, Inc. (NASDAQ: NTBK) is a financial holding company that operates a family of businesses focused primarily on consumer and small business banking as well as conforming mortgage lending. The company’s businesses have a shared value proposition of providing consumers in select markets a superior combination of price, service and experience through skilled associates and advanced technology systems. Retail brands include NetBank and Market Street Mortgage. For more information, please visit www.netbankinc.com.

###

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including tangible book value and tangible book value per share for the third quarter of 2006.  Tangible book value is defined as total shareholders’ equity reduced by recorded goodwill and other intangible assets.  Tangible book value per share is defined tangible book value divided by total common shares outstanding.  These non-GAAP financial measures exclude from total shareholders’ equity our recorded goodwill and other intangible assets. Management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information may be helpful for those investors who seek to evaluate our total stockholders’ equity without giving effect to goodwill and other intangible assets.  Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze the company’s business trends and to better understand the company’s financial condition.  In addition, the company may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with amounts presented in accordance with GAAP, including total shareholders’ equity and goodwill and other intangible assets.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements in this press release include but are not limited to: 1) Projected fourth quarter restructuring actions being completed by the end of the year; 2) The one-time charges related to projected fourth quarter restructuring actions totaling $14 million to $15 million; 3) Worst-case, one-time charges related to possible options being considered for the company’s auto business being about $1 million after tax; 4) Tangible book value being positively impacted by any options being considered for company’s ATM business; 5) Completion of the company’s restructuring plan by the end of the first quarter 2007; 6) The prospect of a significant improvement trend in the company’s operating profile going forward; 7) Management’s belief that consolidating our indirect, conforming mortgage operations will lead to improved communication and further ensure loan quality.

These forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and future trends to differ materially from those expressed in or implied by such forward-looking statements. The company’s consolidated results of operations and such forward-looking statements could be affected by many factors, including but not limited to: 1) the evolving nature of the market for internet banking and financial services generally; 2) the public’s perception of the internet as a secure, reliable channel for transactions; 3) the success of new products and lines of business considered critical to the company’s long-term strategy, such as small business banking and transaction processing services; 4) potential difficulties in integrating the company’s operations across its multiple lines of business; 5) the cyclical nature of the mortgage banking industry generally; 6) a possible decline in asset quality; 7) changes in general economic or operating conditions that could adversely affect mortgage loan production and sales, mortgage servicing rights, loan delinquency rates and/or loan defaults; 8) the possible adverse effects of unexpected changes in the interest rate environment; 9) adverse legal rulings, particularly in the company’s litigation over leases originated by Commercial Money Center, Inc.; and 10) increased competition and regulatory changes.

Further information relating to these and other factors that may impact the company’s results of operations and such forward-looking statements are disclosed in the company’s filings with the SEC, including under the caption “Item 1A. Risks Factors” in its Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006. Except as required by the securities laws, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Non-GAAP Financial Measures
($ in 000s, Unaudited)

	September 30,	June 30,
	2006
Shareholders’ equity	$290,598	$346,799
Goodwill and intangibles	53,849	77,778
Tangible equity	$236,749	$269,021
Outstanding shares	46,397	46,360
Tangible book value	$5.10	$5.80

NetBank, Inc.
Consolidated Statements of Operations
For the nine months ended September 30,
(Unaudited and in 000’s except per share data)

	2006						2005
	Retail banking	Financial intermediary	Transaction processing	Servicing Asset	Other/ Corporate overhead	Consolidated NetBank, Inc.	Consolidated NetBank, Inc.

Interest income:
Loans and leases	$90,106	$73,840	$27	$—	$470	$164,443	$159,051
Investment securities	22,623	5	—	—	—	22,628	26,169
Short-term investments	680	529	—	—	—	1,209	1,557
Inter-segment	69,850	182	—	8,312	(78,344)	—	—
Total interest income	183,259	74,556	27	8,312	(77,874)	188,280	186,777

Interest expense:
Deposits	69,567	—	—	—	—	69,567	48,992
Other borrowed funds	41,055	2,797	—	155	1,978	45,985	45,836
Inter-segment	16,487	55,483	284	6,549	(78,803)	—	—
Total interest expense	127,109	58,280	284	6,704	(76,825)	115,552	94,828
Net interest income	56,150	16,276	(257)	1,608	(1,049)	72,728	91,949
Provision for credit losses	6,381	102	—	—	—	6,483	7,389
Net interest income after provision for credit losses	49,769	16,174	(257)	1,608	(1,049)	66,245	84,560

Non-interest income:
Mortgage servicing fees	10	2,125	3,965	27,396	—	33,496	38,746
Amortization of MSRs	—	(94)	—	(27,418)	—	(27,512)	(34,873)
(Impairment) recovery of MSRs	—	—	—	(7,380)	—	(7,380)	3,224
Losses on derivatives	—	—	—	(15,819)	—	(15,819)	(149)
(Loss) gain on sales of investment securities	—	—	—	(13,461)	—	(13,461)	4,182
Service charges and fees	8,890	—	6,430	—	—	15,320	15,139
Gain on sales of loans	276	40,966	—	—	(409)	40,833	83,270
Loss on sales of MSRs	—	(394)	—	(29,702)	—	(30,096)	(448)
Other income	3,307	1,686	1,455	165	(652)	5,961	7,759
Intersegment servicing/processing fees	—	—	9,343	—	(9,343)	—	—
Total non-interest income	12,483	44,289	21,193	(66,219)	(10,404)	1,342	116,850

Non-interest expense:
Salaries and benefits	14,985	52,742	7,370	—	21,363	96,460	92,649
Customer service	8,169	8	256	—	113	8,546	10,116
Marketing costs	4,281	4,641	232	—	381	9,535	9,697
Data processing	8,233	2,030	1,607	—	2,083	13,953	13,105
Depreciation and amortization	5,212	7,319	2,865	—	2,182	17,578	17,693
Office expenses	6,671	4,813	1,381	—	(642)	12,223	9,422
Occupancy	3,213	11,802	749	—	5,048	20,812	18,411
Travel and entertainment	603	2,134	283	—	657	3,677	4,223
Professional fees	1,888	3,211	1,124	—	3,547	9,770	13,276
Prepaid lost interest from curtailments	—	18	—	1,836	—	1,854	3,345
Impairment of goodwill	—	25,863	3,682	—	—	29,545	—
Other	7,897	10,584	1,635	46	(9,697)	10,465	10,756
Inter-segment servicing/processing fees	350	1,736	—	7,257	(9,343)	—	—
Total non-interest expense	61,502	126,901	21,184	9,139	15,692	234,418	202,693
Loss before income taxes	$750	$(66,438)	$(248)	$(73,750)	$(27,145)	(166,831)	(1,283)
Income tax benefit						51,163	208
Net loss						$(115,668)	$(1,075)

Net loss per common and potential common shares outstanding:
Basic						$(2.50)	$(0.02)
Diluted						$(2.50)	$(0.02)

Weighted average common and potential common shares outstanding:
Basic						46,316	46,201
Diluted						46,316	46,201

NetBank, Inc.

Consolidated Statements of Operations

For the three months ended September 30,

(Unaudited and in 000’s except per share data)

	2006						2005
	Retail banking	Financial intermediary	Transaction processing	Servicing Asset	Other/ Corporate overhead	Consolidated NetBank, Inc.	Consolidated NetBank, Inc.

Interest income:
Loans and leases	$28,384	$23,556	$13	$—	$217	$52,170	$58,092
Investment securities	6,119	2	—	—	—	6,121	8,502
Short-term investments	173	187	—	—	—	360	662
Inter-segment	23,584	71	—	2,875	(26,530)	—	—
Total interest income	58,260	23,816	13	2,875	(26,313)	58,651	67,256

Interest expense:
Deposits	24,554	—	—	—	—	24,554	20,178
Other borrowed funds	11,030	1,235	—	61	698	13,024	16,848
Inter-segment	5,801	18,318	94	2,419	(26,632)	—	—
Total interest expense	41,385	19,553	94	2,480	(25,934)	37,578	37,026
Net interest income	16,875	4,263	(81)	395	(379)	21,073	30,230
Provision for credit losses	2,410	(3)	—	—	—	2,407	2,708
Net interest income after provision for credit losses	14,465	4,266	(81)	395	(379)	18,666	27,522

Non-interest income:
Mortgage servicing fees	4	587	1,296	7,095	—	8,982	13,292
Amortization of MSRs	—	(80)	—	(6,981)	—	(7,061)	(12,729)
(Impairment) recovery of MSRs	—	—	—	(1,474)	—	(1,474)	4,244
(Loss) gain on derivatives	—	—	—	(4,357)	—	(4,357)	795
Loss on sales of investment securities	—	—	—	(13,461)	—	(13,461)	—
Service charges and fees	3,256	1	2,267	—	—	5,524	5,296
(Loss) gain on sales of loans	(32)	5,276	—	—	(54)	5,190	28,308
Loss on sales of MSRs	—	(95)	—	(29,702)	—	(29,797)	(238)
Other income	1,168	526	403	102	(342)	1,857	2,180
Intersegment servicing/processing fees	—	—	2,867	—	(2,867)	—	—
Total non-interest income	4,396	6,215	6,833	(48,778)	(3,263)	(34,597)	41,148

Non-interest expense:
Salaries and benefits	4,839	14,827	2,190	—	5,922	27,778	30,832
Customer service	2,517	8	111	—	38	2,674	3,596
Marketing costs	1,206	1,076	85	—	84	2,451	4,476
Data processing	2,976	606	488	—	646	4,716	4,318
Depreciation and amortization	1,725	2,426	961	—	784	5,896	6,080
Office expenses	2,913	1,378	422	—	(193)	4,520	3,600
Occupancy	989	4,154	218	—	1,659	7,020	6,558
Travel and entertainment	155	579	65	—	199	998	1,583
Professional fees	550	965	312	—	1,194	3,021	4,471
Prepaid lost interest from curtailments	—	8	—	529	—	537	1,262
Impairment of goodwill	—	19,505	3,682	—	—	23,187	—
Other	2,603	4,077	595	14	(3,943)	3,346	3,924
Inter-segment servicing/processing fees	111	411	—	2,345	(2,867)	—	—
Total non-interest expense	20,584	50,020	9,129	2,888	3,523	86,144	70,700
Loss before income taxes	$(1,723)	$(39,539)	$(2,377)	$(51,271)	$(7,165)	(102,075)	(2,030)
Income tax benefit						28,794	659
Net loss						$(73,281)	$(1,371)

Net loss per common and potential common shares outstanding:
Basic						$(1.58)	$(0.03)
Diluted						$(1.58)	$(0.03)

Weighted average common and potential common shares outstanding:
Basic						46,362	46,119
Diluted						46,362	46,119

NetBank, Inc.

Condensed Consolidated Balance Sheet

(Unaudited and in 000’s)

	September 30,	June 30,	September 30,
	2006	2006	2005
Assets
Cash and cash equivalents:
Cash and due from banks	$347,980	$72,807	$189,930
Cash equivalents and fed funds	21,995	22,948	112,390
Total cash, cash equivalents and fed funds	369,975	95,755	302,320
Investment securities available for sale-at fair value	252,546	574,590	681,420
Stock of Federal Home Loan Bank of Atlanta-at cost	36,507	46,002	69,952
Loans held for sale	946,475	972,004	1,459,717
Loan and lease receivables-net of allowance for losses	1,910,770	2,011,325	2,145,023
Mortgage servicing rights - net	39,076	203,406	193,798
Accrued interest receivable	16,555	16,416	16,113
Furniture, equipment and capitalized software - net	48,261	51,644	49,004
Goodwill and other intangibles - net	53,849	77,778	81,131
Due from servicers and investors	113,624	15,641	26,837
Other assets	61,770	77,444	89,998
Total assets	$3,849,408	$4,142,005	$5,115,313

Liabilities
Deposits	$2,728,316	$2,721,937	$3,007,143
Other borrowed funds	654,033	867,619	1,444,018
Subordinated debt	32,477	32,477	32,477
Accrued interest payable	24,049	21,223	16,684
Loans in process	31,843	41,153	59,122
Representations and warranties	21,550	21,688	21,275
Accounts payable and accrued liabilities	65,633	88,471	132,250
Total liabilities	3,557,901	3,794,568	4,712,969

Minority interests in affiliates	909	638	561

Shareholders’ equity
Preferred stock, no par	—	—	—
Common stock, $.01 par	528	528	528
Additional paid-in capital	434,303	433,809	432,202
Retained (deficit) earnings	(78,661)	(5,282)	39,180
Accumulated other comprehensive loss, net of tax	(3,310)	(19,673)	(6,092)
Treasury stock, at cost	(62,262)	(62,583)	(62,628)
Unearned compensation	—	—	(1,407)
Total shareholders’ equity	290,598	346,799	401,783

Total liabilities, minority interests and shareholders’ equity	$3,849,408	$4,142,005	$5,115,313

NetBank, Inc. Consolidated

Selected Financial and Operating Data

(Unaudited and in 000’s except per share data)

	Quarter Ended
	September 30,	June 30,	September 30,
	2006	2006	2005
Consolidated:

Net loss	$(73,281)	$(31,436)	$(1,371)
Total assets	$3,849,408	$4,142,005	$5,115,313
Total equity	$290,598	$346,799	$401,783
Shares outstanding	46,397	46,360	46,358
Return on average equity	(86.00%)	(34.39%)	(1.35%)
Return on average assets	(7.06%)	(2.79%)	(0.11%)
Book value per share	$6.26	$7.48	$8.67
Tangible book value per share	$5.10	$5.80	$6.92

NetBank, FSB:

Deposits	$2,734,080	$2,726,334	$3,007,928
Customers	268,769	275,632	282,575

Estimated Capital Ratios:
Tier 1 core capital ratio	6.38%	6.77%	6.09%
Total risk-based capital ratio	10.13%	10.79%	10.21%

Asset quality numbers:
CMC Lease portfolio	$25,505	$25,615	$26,435
Non-performing loan and lease receivables	7,300	6,227	6,481
Total non-performing loan and lease receivables	32,805	31,842	32,916
Non-performing loans held for sale(1)	50,418	32,896	27,432
Total non-performing loans and leases	83,223	64,738	60,348
Repossessed assets (2)	13,357	10,528	7,963
Total non-performing assets	$96,580	$75,266	$68,311

Allowance for credit losses (ALLL)	$26,477	$27,371	$26,730
Net charge-offs of loan and lease receivables	$(3,301)	$(3,004)	$(1,770)

Asset quality ratios:
Total non-performing assets / average assets	2.33%	1.67%	1.35%
ALLL / total non-performing loan and lease receivables	80.71%	85.96%	81.21%
Net annualized charge-offs / total assets	0.34%	0.29%	0.14%

Mortgage Banking:

Production Activity:
Retail	$779,963	$975,201	$1,089,137
Correspondent	833,138	703,166	1,025,626
Wholesale	392,350	401,107	692,828
RMS	21,487	24,360	74,180
Total Agency-eligible	2,026,938	2,103,834	2,881,771
Non-conforming	412,716	478,893	883,210
Total	$2,439,654	$2,582,727	$3,764,981

Sales Activity:
Third party sales	$2,419,711	$2,494,743	$3,631,112
Intercompany sales	8,180	—	57,290
Total sales	$2,427,891	$2,494,743	$3,688,402

Pipeline:
Locked conforming mortgage loan pipeline	$610,853	$962,059	$1,053,315

UPB of loans serviced:	$14,960,710	$15,465,530	$18,470,922

(1)             Held for sale assets are carried at the lower of cost or market (LOCOM). LOCOM adjustments, under GAAP, are direct reductions of the assets’ carrying values and are not considered allowances.

(2)             Repossessed assets are carried at net realizable value.